23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2009, with respect to the consolidated financial statements included in the Annual Report of Kowabunga! Inc. on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Kowabunga! Inc. on Forms S-3 (File No. 333-143299, effective December 28, 2007, File No. 333-139979, effective January 26, 2007, File No. 333-137141, effective September 25, 2006 and File No. 333-134823, effective August 1, 2006) and on Form S-8 (File No. 333-137666, effective September 29, 2006).

/s/ GRANT THORNTON LLP

Tampa, Florida

March 30, 2009